LEGG MASON GLOBAL ASSET MANAGEMENT TRUST
CUSTODIAN AGREEMENT

Form of
Appendix A

Legg Mason Global Asset Management Trust
Legg Mason International Opportunities Bond Fund
Legg Mason Manager Select Large Cap Growth Fund
Legg Mason Manager Select Large Cap Value Fund
Legg Mason Strategic Real Return Fund
Legg Mason Capital Management Research Fund

Dated as of [May 29, 2010].